Exhibit 99.1

NEOTHETICS PROVIDES BUSINESS UPDATE AND REPORTS FOURTH QUARTER 2016

FINANCIAL RESULTS

SAN DIEGO, March 23, 2017 — Neothetics, Inc. (NASDAQ: NEOT) today provided a business update and reported financial results for the fourth quarter 2016.

“We are encouraged by our progress on our Phase 2 proof of concept trial for LIPO-202 in submental fat reduction and continue to expect top-line data in June 2017,” said Mr. Jeffrey M. Nugent, a member of Neothetics’ Operating Committee and Board of Directors. “We remain excited about the submental fat reduction market and continue to believe LIPO-202 will have significant impact on this market. The American Society of Dermatologic Surgeons’ (ASDS) 2016 consumer survey highlighted more than 70% of U.S. consumers are bothered by excess fat on their neck or chin.”

Fourth Quarter 2016 and Recent Corporate Highlights

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In December 2016, Neothetics initiated its Phase 2 proof of concept trial, LIPO-202-CL-31. LIPO-202-CL-31 is a multi-center, randomized, double-blind, placebo-controlled Phase 2 proof of concept trial to evaluate the safety and efficacy of two doses of LIPO-202 versus placebo for the reduction of submental bulging due to subcutaneous fat.  Subjects will be randomized 1:1:1 and receive up to either 0.3 mcg, or 3.0 mcg dose of LIPO-202, or placebo.  Subjects will receive up to 30 subcutaneous injections of LIPO-202 or placebo once a week for eight weeks and follow up visits to assess safety and efficacy will occur one week and four weeks post the last treatment.

The study endpoints include both safety and efficacy measurements.  Efficacy measures will assess improvement in the subject’s submental region as evaluated by both the patient and clinician, covering overall subject satisfaction and evaluation of submental fat thickness by calipers.

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In March 2017, Neothetics announced completion of subject enrollment for its Phase 2 proof of concept trial, LIPO-202-CL-31, for the reduction of submental subcutaneous fat.   The trial met the target enrollment of approximately 150 subjects at 12 sites across the United States.

Fourth Quarter Ended December 31, 2016 Financial Results

Research and development expenses for the fourth quarter of 2016 were approximately $0.9 million, compared to $7.0 million for the same quarter in 2015. Research and development expenses for the full year 2016 were $6.6 million, compared to $34.4 million for full year 2015.  The decrease in research and development expenses year over year is primarily due to the completion of the U.S. Phase 3 LIPO-202 AbCONTOUR1 and AbCONTOUR2 clinical trials and termination of the supplemental clinical trials to support an NDA filing. We anticipate that research and development expenses will increase over the next several quarters due to our Phase 2 proof of concept trial for the reduction of localized fat deposits under the chin which was initiated in December 2016.

General and administrative expenses for the fourth quarter of 2016 were $1.1 million, compared to $2.2 million for the same quarter in 2015. Total general and administrative expenses for the full year 2016 were $5.5 million, compared to $7.6 million for full year 2015.  The decrease in general and administrative expenses year over year is primarily attributable to reduction in headcount and various legal, consulting and travel costs in 2016.

Net loss for the fourth quarter of 2016 was $2.0 million, or $0.14 basic and diluted net loss per share, compared to a net loss of $9.5 million, or $0.69 basic and diluted net loss per share, for the same period in 2015. For the full year 2016, net loss was $13.0 million, or $0.94 basic and diluted net loss per share, compared to a net loss of $43.2 million, or $3.15 basic and diluted net loss per share for the full year 2015.

Cash and cash equivalents were $11.5 million as of December 31, 2016 compared to $37.7 million as of December 31, 2015. In September, Neothetics repaid in full the outstanding debt under its Loan and Security Agreement with Hercules Capital, Inc., in its capacity as administrative agent for itself and the other lenders pursuant to the Loan Agreement.

About LIPO-202

LIPO-202 is a proprietary, first-in-class injectable formulation of the well-known long-acting ß2-adrenergic receptor agonist, salmeterol xinafoate, which is an active ingredient of FDA-approved inhaled products such as SEREVENT DISKUS®, ADVAIR HFA® and ADVAIR DISKUS®. Our studies suggest that salmeterol xinafoate activates ß2 -adrenergic receptors on fat cells, triggering the body’s natural process of metabolizing stored triglycerides (fat) resulting in a reduction in size and volume of the fat cells in the treatment area without damage of nearby tissues. LIPO-202 has an extremely favorable safety profile, with little to no adverse post treatment effects.  LIPO-202 is being evaluated for the reduction of submental fat commonly referred to as a double-chin.

About Neothetics, Inc.

Neothetics is a San Diego based clinical-stage specialty pharmaceutical company developing therapeutics for the aesthetic market. Our initial focus is on localized fat reduction and body contouring. Our lead product candidate, LIPO-202, is a first-in-class injectable formulation of the long-acting ß2-adrenergic receptor agonist, salmeterol xinafoate, which is an active ingredient in the U.S. Food and Drug Administration, or FDA, approved inhaled products SEREVENT DISKUS®, ADVAIR HFA® and ADVAIR DISKUS®. For more information on Neothetics, please visit www.neothetics.com. Neothetics, LIPO-202, LIPO-102 and the Neothetics logo are trademarks or registered trademarks of Neothetics, Inc. Other names and brands may be claimed as the property of others.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the ability to develop a modified formulation of LIPO-202, timing of conducting and obtaining results from Phase 2 trials and proof of concept study with a modified formulation of LIPO-202, whether our modified formulation of LIPO-202 is able to demonstrate positive results, Neothetics’ plans to research, develop and commercialize LIPO-202 and other product candidates, our expectations regarding the potential market size and opportunity of LIPO-202, as well as expected timing for reporting results from clinical trials. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Neothetics’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with clinical trials, such as the ability to timely initiate clinical trials and enroll a sufficient number of patients on a timely basis into clinical trials, the extent to which top-line data is available and whether the clinical trials achieve positive results, product development activities,  obtaining regulatory approval to commercialize LIPO-202 and other product candidates, Neothetics’ use of cash,  and the need to raise additional funding, when needed, in order to conduct our clinical trials and other business, the degree of market acceptance of LIPO-202 by physicians, patients and others in the medical community, our reliance on third parties, including third-party suppliers for manufacturing and distribution of products, regulatory developments in the United States and foreign countries, Neothetics’ ability to obtain and maintain intellectual property protection for LIPO-202 and its product candidates, competition in the aesthetics industry and other market conditions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Neothetics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation, Neothetics’ Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Neothetics, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Operating expenses:
Research and development	$925,247	$7,027,800	$6,578,678	$34,409,664
General and administrative	1,056,214	2,203,884	5,463,622	7,639,427
Total operating expenses	1,981,461	9,231,684	12,042,300	42,049,091
Loss from operations	(1,981,461)	(9,231,684)	(12,042,300)	(42,049,091)
Interest income	9,387	5,681	59,465	26,033
Interest expense	—	(289,148)	(1,035,763)	(1,133,987)
Net loss	$(1,972,074)	$(9,515,151)	$(13,018,598)	$(43,157,045)
Net loss per share, basic and diluted	$(0.14)	$(0.69)	$(0.94)	$(3.15)
Weighted average shares used to compute basic and diluted net loss per share	13,828,496	13,733,723	13,801,003	13,696,033

Neothetics, Inc.

Condensed Balance Sheets

(Unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$11,477,852	$37,748,603
Prepaid expenses and other current assets	1,029,546	1,976,997
Total current assets	12,507,398	39,725,600

Restricted cash	200,000	200,000
Property and equipment, net	109,320	186,372
Total assets	$12,816,718	$40,111,972
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$503,739	$4,017,192
Accrued clinical trial expenses	359,067	1,422,810
Other accrued expenses	39,386	903,148
Long-term debt, current portion	—	2,756,351
Total current liabilities	902,192	9,099,501
Long-term debt, net of current portion	—	7,205,176
Stockholders’ equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized; 13,828,496 and 13,750,016 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	1,382	1,374
Additional paid-in capital	137,763,499	136,637,678
Accumulated deficit	(125,850,355)	(112,831,757)
Total stockholders’ equity	11,914,526	23,807,295
Total liabilities and stockholders’ equity	$12,816,718	$40,111,972

COMPANY CONTACTS:

Susan A. Knudson

Chief Financial Officer

858-500-7780

sknudson@neothetics.com

Fara Berkowitz, R.Ph, Pharm.D

Senior Director, Investor Relations and Corporate Development

646-494-1589

fberkowitz@neothetics.com